Ex 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
800.491.9070
Qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR FOURTH QUARTER 2021

QUAKERTOWN, PA (January 25, 2022) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the quarter of 2021 of $4,149,000, or $1.17 per share on a diluted basis. This compares to net income of $4,151,000, or $1.17  per share on a diluted basis, for the same period in 2020.  For the year ended December 31, 2021, QNB reported net income of $16,492,000, or $4.64 per share on a diluted basis. This compares to net income of $12,083,000, or $3.42 per share on a diluted basis, reported for the same period in 2020.

For the quarter ended December 31, 2021, the annualized rate of return on average assets and average shareholders’ equity was 0.98% and 11.82%, respectively, compared with 1.16% and 12.95%, respectively, for the fourth quarter 2020.  For the year ended December 31, 2021, the return on average assets and average shareholders’ equity was 1.04% and 12.19%, respectively, compared with 0.90% and 9.76%, respectively, for the same period in 2020.

The operating performance of QNB Bank, a wholly-owned subsidiary of QNB Corp., improved for the quarter and year ended December 31, 2021 in comparison with the same periods in 2020.  The change in contribution from QNB Corp. for the quarter and year ended December 31, 2021 compared to the same periods in 2020 is primarily due to the change in fair value of the equities portfolio held at the holding company.

The following table presents disaggregated net income:

	Three months ended,			Twelve months ended,
	12/31/2021	12/31/2020	Variance	12/31/2021	12/31/2020	Variance
QNB Bank	$3,537,000	$3,210,000	$327,000	$14,607,000	$11,753,000	$2,854,000
QNB Corp	612,000	941,000	(329,000)	1,885,000	330,000	1,555,000
Consolidated net income	$4,149,000	$4,151,000	$(2,000)	$16,492,000	$12,083,000	$4,409,000

Total assets as of December 31, 2021 were $1,673,340,000 compared with $1,440,229,000 at December 31, 2020.  Total available for sale debt securities increased $256,714,000, or 58.9%, to  $692,360,000, as excess funds from deposit growth and loan repayments were deployed into higher-yielding securities instead of cash.  Total deposits increased $221,678,000 or 18.1% to $1,449,745,000.  QNB Bank participated in both rounds of the Small Business Administration’s (“SBA’s”) Paycheck Protection Program (“PPP”), originating 315 loans totaling $35,021,000 during round two in 2021.   The SBA discontinued the program May 31, 2021. Loans receivable, excluding PPP, grew $63.6 million, or 7.5%, to approximately $912,533,000 since December 31, 2020.

“QNB finished 2021 strong.  We reported record net income and earnings per share for the year~~,~~ and saw substantial growth in deposits, loans and total households. Our ability to continue to serve the community, despite the difficult environment, resulted in significant acquisition of new retail and business relationships,” stated David W. Freeman, President and Chief Executive Officer.

Net Interest Income and Net Interest Margin

Net interest income for the quarter and year ended December 31, 2021 totaled $10,808,000 and $42,127,000, respectively, an increase of $1,287,000 and $4,879,000, respectively, from the same periods in 2020. The net interest margin for the fourth quarters of 2021 and 2020 was 2.68% and 2.82%, respectively.  Net interest margin for the years ended December 31, 2021 and 2020 was 2.79% and 2.92%, respectively.  The yield on average earning assets decreased 25 basis points to 2.95% for the fourth quarter of 2021, compared with the fourth quarter of 2020.  For the year ended December 31, 2021, the yield on average earning assets was 3.09%, compared with 3.42% for the same period in 2020.   The cost of interest-bearing liabilities decreased to 0.35% for the quarter and 0.39% for the year ended December 31, 2021, respectively, compared with 0.50% and 0.63% for the same periods in 2020.  The decrease in margin is due to repricing loans and prepayment of available for sale investments, and reinvesting in bonds with lower rates.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded no provision for loan losses in the fourth quarter of 2021, compared with $250,000 for the same period in 2020.   For the years ended December 31, 2021 and 2020, QNB recorded $458,000 and $1,250,000, respectively, in provision for loan losses.  QNB's allowance for loan losses of $11,184,000  represents 1.21% of loans receivable at December 31, 2021 compared to $10,826,000, or 1.18% of loans receivable at December 31, 2020.  Net loan charge-offs for the year ended December 31, 2021 were $100,000 for 2021, or 0.01% of total average loans, compared with net charge-offs of $311,000, or 0.04% of total average loans, for the same period in 2020.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $11,672,000, or 1.26% of loans receivable at December 31, 2021, compared with $14,109,000, or 1.53% of loans receivable at December 31, 2020.  In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At December 31, 2021, $4,499,000, or approximately 60% of the loans classified as non-accrual are current or past due less than 30 days.  At December 31, 2021 commercial substandard or doubtful loans totaled $18,531,000, compared with $22,193,000 reported at December 31, 2020.

Non-Interest Income

Total non-interest income was $2,528,000 for the fourth quarter of 2021, a decrease of $1,019,000 compared with the same period in 2020, due largely to a $1,013,000 decrease in unrealized net gains on investment securities to $87,000, and decreased net gains on sale of loans of $631,000, to $58,000, when comparing the two periods.   Net realized gain on securities increased $524,000 when comparing the two quarters.

ATM and debit card income increased $100,000, or 16.9% when comparing the fourth quarter 2021 to the same period in 2020, due to increased card activity when comparing the two periods.  Retail brokerage income increased $50,000 due to increased assets under management.  Other non-interest income decreased $54,000;  merchant fee income decreased $12,000 (decreased volume), sale of checks to depositors decreased $31,000 (instant issue debit card machines were provided in 2020 from the check vendor), and bank owned life insurance declined $14,000 and gain on sale of equipment decreased $5,000 (equipment trade-in value in 2020).  These decreases were offset in part by a $7,000 increase in title insurance income and a $6,000 increase in credit card income.  Fees for services to customers declined $5,000 during fourth quarter 2021 compared to fourth quarter 2020, due to less overdraft income and service charges on deposits accounts.

Non-interest income for the year ended December 31, 2021 was $9,781,000, an increase of $2,179,000, or 28.7%, compared to the same period in 2020, of which $2,176,000 is attributable to increased combined realized and unrealized gain on equity securities. This increase was partially offset by net gain on sale of loans which decreased $1,129,000, due to decreased mortgage secondary market sales.  Other income increased $435,000, or 35.5% when comparing the two periods.  Bank owned life insurance increased $203,000,   due primarily to a life insurance benefit of $193,000 realized during the first quarter of 2021.  Title insurance income increased $79,000 due to increased mortgage origination activity and an increased ownership percentage in Laurel Abstract; year-to-date improved fair value of mortgage servicing rights and servicing income increased $60,000; letter of credit fees increased $45,000; merchant income increased $34,000; credit card income increased $19,000; miscellaneous income increased $30,000 due a settlement from the student loan insurer and mortgage-backed securities brokers.  Excluding the realized gain on investments and loans, and change in fair value of equities, non-interest income increased $1,132,000, when comparing the two periods.

Non-Interest Expense

Total non-interest expense was $8,135,000 for the fourth quarter of 2021, increasing $524,000 from $7,611,000 for the same period in 2020.  Salaries and benefits expense increased $238,000, or 5.5%, to $4,540,000 when comparing the two quarters.  Salary expense and related payroll taxes increased $42,000 to $3,712,000, or 1.1%, during the fourth quarter of 2021 compared to the same period in 2020, due to decreased deferred loan origination cost of $45,000, increased salary and related taxes of $77,000, offset in part by decreased incentive compensation of $79,000.  Benefits expense increased $195,000, or 30.8%, due primarily to increased medical insurance claims expense., when comparing the two periods.

Net occupancy and furniture and equipment expense decreased $24,000, or 1.9%, to $1,273,000 for the fourth quarter 2021, due primarily to decreased building repair expense and decreased leasehold and furniture depreciation and computer software amortization expense, offset in part by increased software maintenance expense.  Other non-interest expense increased $310,000, or 15.4% when comparing the fourth quarter of 2021 with the fourth quarter of 2020, due to increases in state tax expense, FDIC insurance costs, check fraud cost, and check card expense.

For the year ended December 31, 2021, non-interest expense increased $2,042,000, or 7.1%, from the same period in 2020, primarily for the same reasons as detailed in the quarter.

Provision for income taxes decreased $4,000, to $1,052,000 in the fourth quarter 2021, compared with the same period in 2020, due to the small decrease in pre-tax income.  The effective tax rates for the quarter and year ended December 31, 2021 were 20.2%

and 19.4%, respectively.  This compares with effective tax rates for the same periods in 2020 of 20.3% and 17.5%, respectively.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes

President & Chief Executive Officer	Chief Financial Officer
215-538-5600 x-5619	215-538-5600 x-5716
dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20
Assets	$1,673,340	$1,658,544	$1,575,353	$1,570,519	$1,440,229
Cash and cash equivalents	13,390	24,160	56,621	108,733	39,330
Investment securities
Debt securities, AFS	692,360	664,053	549,385	469,103	435,646
Equity securities	12,410	15,084	15,445	14,522	12,849
Loans held-for-sale	-	2,706	5,018	3,210	6,570
Loans receivable	926,470	923,778	920,923	945,645	920,042
Allowance for loan losses	(11,184)	(11,214)	(11,202)	(11,115)	(10,826)
Net loans	915,286	912,564	909,721	934,530	909,216
Deposits	1,449,745	1,431,825	1,343,733	1,341,616	1,228,067
Demand, non-interest bearing	243,006	248,282	235,548	253,857	204,584
Interest-bearing demand, money market and savings	1,038,366	1,010,547	931,724	905,766	826,398
Time	168,373	172,996	176,461	181,993	197,085
Short-term borrowings	68,476	71,426	75,021	64,947	58,838
Long-term debt	10,000	10,000	10,000	10,000	10,000
Shareholders' equity	136,494	135,968	137,340	131,996	134,445
Asset Quality Data (Period End)
Non-accrual loans	$7,530	$7,827	$8,185	$8,887	$9,640
Loans past due 90 days or more and still accruing	-		-

Restructured loans	4,142	4,317	4,330	4,379	4,469
Non-performing loans	11,672	12,144	12,515	13,266	14,109
Other real estate owned and repossessed assets	-	-	-	-	-
Non-performing assets	$11,672	$12,144	$12,515	$13,266	$14,109

Allowance for loan losses	$11,184	$11,214	$11,202	$11,115	$10,826

Non-performing loans / Loans excluding held-for-sale	1.26%	1.31%	1.36%	1.40%	1.53%
Non-performing assets / Assets	0.70%	0.73%	0.79%	0.84%	0.98%
Allowance for loan losses / Loans excluding held-for-sale	1.21%	1.21%	1.22%	1.18%	1.18%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Year ended,
For the period:	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20	12/31/21	12/31/20

Interest income	$11,938	$11,721	$11,380	$11,731	$10,859	$46,770	$43,693
Interest expense	1,130	1,137	1,162	1,214	1,338	4,643	6,445
Net interest income	10,808	10,584	10,218	10,517	9,521	42,127	37,248
Provision for loan losses	-	-	183	275	250	458	1,250
Net interest income after provision for loan losses	10,808	10,584	10,035	10,242	9,271	41,669	35,998
Non-interest income:
Fees for services to customers	368	363	296	299	363	1,326	1,315
ATM and debit card	693	687	709	593	593	2,682	2,195
Retail brokerage and advisory income	208	218	193	167	158	786	581
Net realized gain on investment securities	766	404	294	342	242	1,806	609
Unrealized gain (loss) on equity securities	87	(836)	579	1,096	1,100	926	(47)
Net gain on sale of loans	58	65	120	352	689	595	1,724

Other	348	414	343	555	402	1,660	1,225
Total non-interest income	2,528	1,315	2,534	3,404	3,547	9,781	7,602
Non-interest expense:
Salaries and employee benefits	4,540	4,554	4,342	4,017	4,302	17,453	16,541
Net occupancy and furniture and equipment	1,273	1,249	1,205	1,288	1,297	5,015	4,914
Other	2,322	1,987	2,202	2,018	2,012	8,529	7,500
Total non-interest expense	8,135	7,790	7,749	7,323	7,611	30,997	28,955
Income before income taxes	5,201	4,109	4,820	6,323	5,207	20,453	14,645
Provision for income taxes	1,052	685	951	1,273	1,056	3,961	2,562
Net income	$4,149	$3,424	$3,869	$5,050	$4,151	$16,492	$12,083

Share and Per Share Data:
Net income - basic	$1.17	$0.96	$1.09	$1.42	$1.17	$4.64	$3.42
Net income - diluted	$1.17	$0.96	$1.09	$1.42	$1.17	$4.64	$3.42
Book value	$38.41	$38.25	$38.58	$37.10	$37.79	$38.41	$37.79
Cash dividends	$0.35	$0.35	$0.35	$0.35	$0.34	$1.40	$1.36
Average common shares outstanding - basic	3,549,584	3,554,664	3,556,550	3,555,028	3,551,524	3,553,949	3,537,323
Average common shares outstanding - diluted	3,550,542	3,555,832	3,557,243	3,555,028	3,551,524	3,554,138	3,537,360

Selected Ratios:
Return on average assets	0.98%	0.84%	0.98%	1.40%	1.16%	1.04%	0.90%
Return on average shareholders' equity	11.82%	9.92%	11.53%	15.70%	12.95%	12.19%	9.76%
Net interest margin (tax equivalent)	2.68%	2.72%	2.74%	3.07%	2.82%	2.79%	2.92%
Efficiency ratio (tax equivalent)	59.29%	64.47%	59.95%	52.00%	57.51%	58.69%	63.58%
Average shareholders' equity to total average assets	8.33%	8.43%	8.53%	8.90%	8.98%	8.53%	9.21%
Net loan charge-offs (recoveries)	$30	$(12)	$96	$(14)	$189	$100	$311
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.01%	-0.01%	0.04%	-0.01%	0.08%	0.01%	0.04%

Balance Sheet (Average)
Assets	$1,672,267	$1,623,704	$1,577,417	$1,466,520	$1,419,412	$1,585,627	$1,343,984
Investment securities (AFS & Equities)	690,792	600,355	522,204	447,290	438,202	565,924	390,906
Loans receivable	918,631	922,187	938,849	932,617	904,474	928,017	868,461
Deposits	1,440,611	1,389,149	1,345,498	1,258,815	1,218,170	1,359,100	1,150,411
Shareholders' equity	139,227	136,888	134,594	130,473	127,496	135,324	123,790